EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         o        Systems Evolution Inc., a Texas corporation, wholly owned

         o Southwest CMS Technology Services LP, a Texas limited partnership acting through its general partner CMS Associates, LLC, a Texas limited liability corporation, both wholly owned

         o        Duration Software, Inc., a Texas corporation, wholly owned

         o        AXP Technologies, Inc., a Texas corporation, wholly owned